Exhibit 4.1(h)

                    AMENDMENT NO. 2 TO SECURED REVOLVING NOTE
                                       OF
                        GLOBAL PAYMENT TECHNOLOGIES, INC.

                                 August 9, 2004

         Reference is made to that certain Secured Revolving Note dated as of March 15, 2004, as amended on April 29, 2004, made by GLOBAL PAYMENT TECHNOLOGIES,INC., a Delaware corporation (the "Borrower") in favor LAURUS MASTER FUND, LTD., c/o Ogier Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands (the "Laurus"") in the original principal amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000 ) (the "Revolving Note"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Revolving Note.

           WHEREAS, each of the Borrower and Laurus desires to make certain changes to the Revolving Note to address the comments made by the Securities and Exchange Commission in order to permit the Borrower's Registration Statement on Form S-3 (333-114529) to be declared effective.

         NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 2.1 of the Revolving Note is hereby deleted in its entirety and replaced with the following:

                  "2.1 Optional Conversion. Subject to the terms of this Article II, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or thereafter during an Event of Default (as defined in Article IV), and, subject to the limitations set forth in Section 2.2 hereof, to convert all or any portion of the outstanding Principal Amount due and payable into fully paid and nonassessable restricted shares of the Common Stock at the Fixed Conversion Price (defined below). For purposes hereof, subject to Section 3.5 hereof, the "Fixed Conversion Price" means $4.26 ((105%) of the average of the closing price of the Common Stock for the ten (10) trading days immediately prior to the date hereof.) The shares of Common Stock to be issued upon such conversion are herein referred to as the "Conversion Shares"." Any accrued interest and fees shall be paid by the Borrower in cash.
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2.   Section 2.3 of the  Revolving  Note is hereby  deleted in its  entirety and replaced with the following:

                  "2.3 Mechanics of Holder's Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion ("Notice of Conversion") to the Borrower. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "Conversion Date"). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A. Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within one (1) business day of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder upon resale of such Conversion Shares by the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days (plus any available extension) after receipt by the Borrower of the Notice of Conversion (the "Delivery Date"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary."

3.   The foregoing amendment shall be effective as of the date hereof.

4. Except for amendment number 1, there are no other amendments to the Revolving Note.

5. The Borrower hereby represents and warrants to Laurus that as of the date hereof all representations, warranties and covenants made by Borrower in connection with the Revolving Note are true correct and complete and all of Borrower's covenants requirements have been met. As of the date hereof, no Event of Default under any Related Agreements (as defined in the Securities Purchase Agreement) has occurred or is continuing.

         IN WITNESS WHEREOF, each of the Borrower and Laurus has caused this Amendment No. 2 to the Revolving Note to be signed in its name this 9th day of August, 2004.




                                        GLOBAL PAYMENT TECHNOLOGIES,INC.



                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:



                                        LAURUS MASTER FUND, LTD.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title: